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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 14D-9

                     SOLICITATION/RECOMMENDATION STATEMENT

                        PURSUANT TO SECTION 14(d)(4) OF

                      THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)
                            ------------------------

                                   HEI, INC.

                           (Name of Subject Company)
                            ------------------------

                                   HEI, INC.

                       (Name of Person Filing Statement)
                            ------------------------

                     COMMON STOCK, PAR VALUE $.05 PER SHARE

            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                         (Title of Class of Securities)
                            ------------------------

                                   404160103

                     (CUSIP Number of Class of Securities)
                            ------------------------

                               EUGENE W. COURTNEY

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                   HEI, INC.

                                 P.O. BOX 5000

                             1495 STEIGER LAKE LANE

                           VICTORIA, MINNESOTA 55386

                                 (612) 443-2500

                 (Name, Address and Telephone Number of Person

                Authorized to Receive Notice and Communications

                   on Behalf of the Person Filing Statement)
                            ------------------------

                                   COPIES TO:

                                DEANNE M. GRECO

                                Moss & Barnett,
                           A Professional Association

                              4800 Norwest Center

                            90 South Seventh Street

                       Minneapolis, Minnesota 55402-4129

                                 (612) 347-0287

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    HEI, Inc. hereby amends and supplements its Solicitation/Recommendation
Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on March 20, 1998 in response to the Tender Offer Statement on Schedule 14D-1 filed by Fant Industries Inc., as set forth below.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS

    Item 9 is hereby amended to add the following:

    Exhibit 6   Letter to Shareholders dated June 10, 1998

    Exhibit 7   Press release dated June 10, 1998

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

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                                HEI, INC.

                                By             /s/ EUGENE W. COURTNEY
                                     -----------------------------------------
                                                Eugene W. Courtney,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
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Dated: June 10, 1998

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